UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	October 3, 2017

Ameris Bancorp

(Exact Name of Registrant as Specified in Charter)

Georgia	001-13901	58-1456434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 First Street, S.E., Moultrie, Georgia	31768
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(229) 890-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 5.02 of this Current Report on Form 8-K regarding the Severance Protection Agreement (as defined below) is incorporated into this Item 1.01 by this reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ameris Bancorp (the “Company”) has appointed William D. McKendry as Executive Vice President and Chief Risk Officer of both the Company and Ameris Bank, the wholly-owned banking subsidiary of the Company. Mr. McKendry’s chief responsibilities will include the oversight of risk management, internal audit, compliance, loan review and valuation services. Mr. McKendry has more than 25 years of banking and financial industry experience, with his most recent experience coming as Executive Vice President and Chief Risk Officer at Bank of North Carolina in High Point, North Carolina, a position he held since 2011. Prior to that time, he served as Senior Vice President and Deputy General Auditor of First Citizens Bancshares in Raleigh, North Carolina, from 2004 until 2011.

In connection with Mr. McKendry’s appointment, Stephen A. Melton will be transitioning from that same position with the Company to the new role of Executive Vice President and General Counsel of the Company and Ameris Bank. Following a brief transition period, Mr. Melton’s principal duties will relate to the oversight and management of all litigation and other legal matters involving the Company and its subsidiaries. Mr. Melton is a 1975 graduate of the University of Georgia School of Law.

On October 3, 2017, Mr. McKendry, the Company and Ameris Bank entered into a Severance Protection and Restrictive Covenants Agreement (the “Severance Protection Agreement”), which provides certain benefits to Mr. McKendry upon the termination of his employment. The Severance Protection Agreement will be in effect for a period of two years, except that its term will automatically be extended as and to the extent necessary so that it does not expire prior to the first anniversary of a “change of control” (as defined therein).

The Severance Protection Agreement provides that, in the event of termination of Mr. McKendry’s employment by the Company without “cause” (as defined therein) or by Mr. McKendry for “good reason” (as defined therein), the Company will pay to him, in addition to certain accrued but unpaid amounts, (i) equal installments in accordance with the Company’s normal payroll practices totaling an amount equal to one-and-one-half times the sum of (A) Mr. McKendry’s base salary, which is initially $300,000, and (B) his target cash bonus for the year in which his termination occurred; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. McKendry’s employment on account of his death or disability, the Company will pay to him (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.

In addition, if, within one year following a change of control of the Company, Mr. McKendry’s employment is terminated by the Company without cause or by Mr. McKendry for good reason, then under the Severance Protection Agreement the Company will pay to him, in addition to certain accrued but unpaid amounts, (i) a lump sum equal to two times the sum of (A) Mr. McKendry’s base salary and (B) his target cash bonus for the year in which his termination occurred; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months.

The Severance Protection Agreement also includes certain restrictive covenants that limit Mr. McKendry’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of 18 months after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.

The forgoing summary description of the Severance Protection Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Protection Agreement, a copy of which is attached hereto and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Severance Protection and Restrictive Covenants Agreement by and among Ameris Bancorp, Ameris Bank and William D. McKendry dated as of October 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Date: October 6, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1*	Severance Protection and Restrictive Covenants Agreement by and among Ameris Bancorp, Ameris Bank and William D. McKendry dated as of October 3, 2017.

* Management contract or a compensatory plan or arrangement.